Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	May 6, 2009 Tim Ryan, The Shoreham Group 646 342 6199

NEOPROBE ANNOUNCES FIRST QUARTER RESULTS
1st Quarter Revenue Up 53% and Gross Profit Increases 67%
Business Update and Conference Call Scheduled

DUBLIN, OHIO – May 6, 2009 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated results for the first quarter of 2009. First quarter 2009 revenues were $2.7 million, compared to $1.8 million for the first quarter of 2008.  Gross profit for the first quarter of 2009 improved to $1.9 million, compared to $1.1 million for the first quarter of 2008. The first quarter 2009 gross profit improvement represented an increase of 67% over the comparable period in 2008 and was due primarily to medical device sales.  Operating expenses increased to $2.1 million for the first quarter of 2009 from $1.4 million for the first quarter of 2008.  Neoprobe reported net income of $814,000 or $0.01 per share for the quarter, compared to a net loss of $1.0 million or $0.02 per share for the comparable period in 2008.   The net income resulted from non-cash adjustments related to the adoption of new accounting rules.  In addition, Neoprobe reported a loss from operations for the first quarter of 2009 of $264,000, compared to $316,000 for the first quarter of 2008.

Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Our first quarter 2009 revenue increased $942,000 or 53% from last year’s first quarter revenue.  The increase was primarily attributable to sales of our gamma devices which increased by $915,000 or 53% for the first quarter of 2009 compared to the first quarter of 2008. The improved gamma device sales were due in large part to our primary marketing partner restocking its inventory, as well as changes in the terms of our primary distribution agreement that took effect at the beginning of the year.  The first quarter of 2009 represents the third highest quarterly revenue in Company history, our second highest quarterly revenue since we began distributing our gamma detection devices solely on a wholesale versus retail basis, and the highest first quarter of sales in Company history.  The medical device gross margin increased for the first quarter to 69% of net revenue, compared to 63% of net revenue for the same period in the prior year. The increase in gross margin was expected due to the improved product distribution terms; however, the comparative increase would have been four percentage points greater if the positive adjustment to our warranty reserve estimates made in the first quarter of 2008 following the initial year of repair experience after the launch of our wireless probes were excluded.  We are tremendously pleased with the first quarter results for our gamma device business; however, we believe revenues for the remainder of the year could soften somewhat compared to prior year levels as the global economic downturn impacts the medical device market.”

David Bupp, Neoprobe’s President and CEO, said, “Our operating expenses increased for the first quarter of 2009 compared to last year due to research and development expenses associated with the Phase 3 trial for Lymphoseek® in patients with breast cancer or melanoma.  General and administrative costs increased slightly compared to the prior year primarily related to increased investor relations activities.  During the first quarter, we were pleased to announce the achievement of preliminary positive unaudited top-line results in our first Phase 3 clinical trial for Lymphoseek.   We continue to expect to commence enrollment in our second Lymphoseek Phase 3 clinical trial in patients with head and neck squamous cell carcinoma during the coming weeks.  We believe our clinical progress, coupled with a strong base from our medical device business, portends an auspicious year of positive developments for Neoprobe in 2009.”

NEOPROBE CORPORATION
ADD - 2

During the first quarter of 2009, the Company was required to adopt certain authoritative guidance related to the accounting for derivative liabilities.  The Company’s derivative liabilities stem primarily from warrants the Company issued related to, and conversion features associated with, various financing agreements the Company entered into in 2007 and 2008.  The adoption resulted in the inclusion of $13 million in derivative liabilities and a non-cash adjustment of $4 million recorded to our accumulated deficit on the Company’s balance sheet as of January 1, 2009.  We recorded $1.5 million in non-cash income for the first quarter of 2009 related to marking such derivative liabilities to market as required by the new guidance.  Excluding the $1.5 million mark-to-market adjustment, the Company would have generated a net loss for the first quarter of 2009 of $711,000.

Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the Company’s results for the first quarter of 2009 during a conference call scheduled for 4:30PM ET, Thursday, May 7, 2009.  During the conference call, Messrs. Bupp and Larson will provide a business update and discuss the Company’s results for the first quarter of 2009.  Neoprobe’s, Vice President, Pharmaceutical Research and Clinical Development, Frederick Cope, Ph.D., will participate in the call to discuss the results scheduled to be presented by the investigators earlier in the day.

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	May 7, 2009 11:30AM ET 877-407-8033 201-689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay pass codes (both required for playback): Account # : Conference ID # :	May 14, 2009 877-660-6853 201-612-7415 286 321301

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets:

Cash and investments	$3,549,057	$4,061,220
Other current assets	3,207,509	3,179,504
Intangible assets, net	1,360,067	1,393,485
Other non-current assets	954,174	985,241

Total assets	$9,070,807	$9,619,450

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$2,240,570	$2,322,456
Notes payable, long term (net of discounts)	6,019,358	5,922,557
Derivative liabilities	12,345,006	853,831
Other liabilities	525,854	546,331
Preferred stock	3,000,000	3,000,000
Stockholders' deficit	(15,059,981)	(3,025,725)

Total liabilities and stockholders' deficit	$9,070,807	$9,619,450

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,
	2009	2008
	(unaudited)	(unaudited)

Total revenues	$2,725,036	$1,782,792
Cost of goods sold	848,534	660,007
Gross profit	1,876,502	1,122,785

Operating expenses:
Research and development	1,238,058	563,703
Selling, general and administrative	902,048	875,408
Total operating expenses	2,140,106	1,439,111

Loss from operations	(263,604)	(316,326)

Interest expense	(457,134)	(331,779)
Change in derivative liabilities	1,525,365	(386,746)
Other income, net	9,494	8,860

Net income (loss)	814,121	(1,025,991)

Preferred stock dividends	(60,000)	-

Income (loss) attributable to common stockholders	$754,121	$(1,025,991)

Income (loss) per common share:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average shares outstanding:
Basic	71,387,438	67,284,589
Diluted	96,346,846	67,284,589